Exhibit 99.1

Opexa Therapeutics Reports Second Quarter 2009 Financial Results
and Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--August 13, 2009--Opexa Therapeutics, Inc. (NASDAQ:OPXA), a company developing a novel T-cell therapy for multiple sclerosis (MS), today reported financial results for the quarter ended June 30, 2009, and provided details on further developments.

Recent highlights include:

  Closing a Stem Cell agreement with Novartis for upfront and near term payments of $4 million (total potential deal valued at over $50 million);
  Regaining compliance and continued listing on the NASDAQ Capital Market;
  Closing a private placement of $1.3 million.

“Opexa continued to make steady progress during the second quarter and into the third, even in what continues to be a challenging economic environment,” stated Neil K. Warma, president and chief executive officer of Opexa. “In the first half of the quarter, we closed a private offering of convertible notes which generated approximately $1.3 million in gross proceeds and, as announced last week, we completed an agreement with Novartis related to our stem cell technology which generated an additional $4 million in upfront payments and expected near term revenue. The total potential transaction value from the stem cell deal is over $50 million when considering potential clinical and commercial milestone payments. Additionally, Opexa is eligible to receive royalty payments on net sales of any products resulting from the use of the technology and retains certain manufacturing rights.”

“We are very pleased with this outcome as the proceeds from these transactions have enabled us to further concentrate our efforts to advance our lead clinical therapy, Tovaxin®, through clinical development. We remain encouraged by the continued data analysis from the TERMS Phase IIb clinical study which demonstrates that, to date, Tovaxin appears to be one of the safest and most effective treatments for multiple sclerosis of any drug currently on the market or in development. Accordingly, our discussions with strategic partners are progressing and continue in parallel with our ongoing clinical development efforts with Tovaxin,” continued Mr. Warma.

“As we reported on August 10th, Opexa received notice from NASDAQ listing services confirming that the Company had regained compliance with the continued listing requirements and will remain listed on The NASDAQ Capital Market. This was a positive outcome for us demonstrating confidence in the underlying strength of the Company. In another sign of improved financial health, the going concern qualification has been removed from our quarterly Form 10-Q report as proceeds from the stem cell agreement and the private offering should, at current levels, provide sufficient cash resources through December 2010. Overall, we continue to make progress and remain committed to advancing Tovaxin through clinical development,” added Mr. Warma.

Second Quarter Financial Results

Opexa recorded no revenues for the three months ended June 30, 2009 or in the comparable prior-year period.

Research and development expense was approximately $0.4 million for the three months ended June 30, 2009, compared to approximately $2.3 million for the three months ended June 30, 2008. The decrease in expenses was primarily due to the completion of the Phase IIb clinical trial in August 2008, closing the extension trial, a reduction in staff and a decrease in non-cash stock compensation expense.

General and administrative expense was approximately $0.4 million for the three months ended June 30, 2009, as compared to approximately $1.3 million, for the three months ended June 30, 2008. The decrease in expenses is due to a decrease in non-cash stock compensation expense, overhead expenses, professional service fees, board compensation fees and a reduction in staff.

Opexa recognized a non-cash gain on derivative instruments of $74,206 for the three months ended June 30, 2009. This gain is a result of the net unrealized change in the fair value of our derivative instrument liabilities related to warrants associated with the August 2008 financing which qualified for treatment under EITF 07-5 and which accounting treatment was discontinued on June 1, 2009. Consequently, we will not incur further non-cash fair value gains or losses on derivatives associated with the August 2008 warrants and the remaining June 1, 2009 derivative liability was reclassified as additional paid in capital.

Opexa reported a net loss for the three months ended June 30, 2009, of approximately $0.9 million, or $0.07 per share (basic and diluted), compared with a net loss of approximately $3.6 million or $0.36 per share (basic and diluted), for the three months ended June 30, 2008. The decrease in net loss is primarily due to the reduction of costs associated with the Phase IIb clinical trial of Tovaxin that was completed in 2008 a reduction in staff and a decrease in non-cash stock compensation expense.

The Company had cash and cash equivalents of approximately $0.8 million as of June 30, 2009, compared with approximately $1.2 million as of December 31, 2008. The June 30, 2009 quarter-end cash balance does not include initial proceeds of $3 million for the transaction related to the Company’s stem cell technology completed subsequent to the end of the quarter.

Year-to-Date Financial Results

Opexa recorded no revenues in the six months ended June 30, 2009 or in the comparable prior-year period.

Research and development expense was approximately $1.2 million for the six months ended June 30, 2009, compared to approximately $4.7 million for the six months ended June 30, 2008. The decrease in expenses was primarily due to the completion of the Phase IIb clinical trial in August 2008, closing the extension trial, a reduction in staff and a decrease in non-cash stock compensation expense.

General and administrative expense was approximately $0.8 million for the six months ended June 30, 2009, as compared to approximately $2.0 million, for the six months ended June 30, 2008. The decrease in expenses is due to a decrease in non-cash stock compensation expense, overhead expenses, professional service fees, board compensation fees and a reduction in staff.

Opexa recognized a non-cash loss on derivative instruments of $366,774 for the six months ended June 30, 2009. This loss is a result of the net unrealized change in the fair value of our derivative instrument liabilities related to warrants associated with the August 2008 financing which qualified for treatment under EITF 07-5 and which accounting treatment was discontinued on June 1, 2009.

Opexa reported a net loss for the six months ended June 30, 2009, of approximately $2.5 million, or $0.20 per share (basic and diluted), compared with a net loss of approximately $6.7 million or $0.73 per share (basic and diluted), for the six months ended June 30, 2008. The decrease in net loss is primarily due to the reduction of costs associated with the Phase IIb clinical trial of Tovaxin that was completed in 2008, a reduction in staff and a decrease in non-cash stock compensation expense.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is an individualized cellular immunotherapy treatment in Phase IIb clinical development for Multiple Sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time. Data from the first Phase IIb clinical study showed compelling evidence that Relapsing Remitting MS (RRMS) patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, returns, royalties, performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, the success of third party patent prosecution efforts with respect to such products, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

OPEXA THERAPEUTICS, INC. (a development stage company)

Statements of Expenses Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Research and development	$425,701	$2,331,592	$1,163,482	4,705,528
General and administrative	411,675	1,298,180	807,990	2,007,697
Depreciation and amortization	53,706	58,793	111,084	117,070
Loss on disposal of assets	-	116	-	116
Operating loss	(891,082)	(3,688,681)	(2,082,556)	(6,830,411)

Interest income	385	31,495	1,494	69,204
Other income and expense, net	-	26,584	-	34,901
Gain on extinguishment of debt	-	-	-	-
Gain (loss) on derivative instruments	74,206	-	(366,774)	-
Interest expense	(47,007)	(4,694)	(52,628)	(11,020)
Net loss	$(863,498)	$(3,635,296)	$(2,500,464)	$(6,737,326)

Basic and diluted loss per share	$(0.07)	$(0.36)	$(0.20)	$(0.73)

Weighted average shares outstanding	12,245,858	10,235,223	12,245,858	9,273,485

Selected Balance Sheet Data:

	June 30,	December 31,
	2009	2008
Cash and cash equivalents	$827,004	$1,243,187
Other current assets	226,982	86,705
Fixed assets, net	1,055,447	1,166,530
Total assets	2,109,433	2,496,422
Total current liabilities	856,189	906,247
Total long term liabilities	1,050,481	102,778
Total stockholders' equity	202,763	1,487,397

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281-719-3437
nwarma@opexatherapeutics.com